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                              MARIETTA CORPORATION
                              37 HUNTINGTON STREET
                            CORTLAND, NEW YORK 13045

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 7, 1996

  Notice is hereby given to the shareholders of Marietta Corporation, a New York corporation ("Marietta" or the "Company"), that a Special Meeting of Shareholders (the "Meeting"), will be held at The Lotos Club, 5 East 66th Street, New York, New York 10021 at 10:00 A.M. on Thursday, March 7, 1996, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1995, as amended (the "Merger Agreement"), by and among BFMA Holding Corporation ("Parent"), BFMA Acquisition Corporation ("Newco"), and the Company, which provides for the merger (the "Merger"), of Newco, a wholly-owned subsidiary of Parent, with and into Marietta, with the result that Marietta will become a wholly-owned subsidiary of Parent. Parent is a corporation controlled by Barry W. Florescue, a director of the Company since August 31, 1995, and the beneficial owner of approximately 8.7% of the issued and outstanding shares of common stock, $.01 par value (the "Shares"), of the Company. If the Merger is consummated, shareholders of the Company (other than Parent and its affiliates, and holders who exercise their dissenters' rights) will receive of $10.25 per Share in cash; and

  2. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

  Only shareholders of record at the close of business on Friday, January 26, 1996, are entitled to notice of and to vote at the Meeting or any adjournment thereof. Information regarding the matters to be acted upon at the Meeting is contained in the Proxy Statement attached to this Notice.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, together with a copy of its Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 1995, accompanies this Notice.

                                          By Order of the Board of Directors,

                                          Ronald C. DeMeo
                                          Secretary

Cortland, New York

February 7, 1996

                                   IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING YOUR COMPANY, TOLL-FREE AT 1-800-549-6746.